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                                                          Phone:  (404) 872-7000
                                                      Facsimile:  (404) 888-7490
                                                           E-mail:  www.wcsr.com
September 29, 1999

                                  Exhibit 8.1

Premier Bancshares, Inc.
2180 Atlanta Plaza
950 East Paces Ferry Road
Atlanta, Georgia  30326


     RE: Registration Statement on Form S-4 (the "Registration Statement") with Respect to Shares Issued Pursuant to the Agreement and Plan of Reorganization, dated as of April 20, 1999, by and among Premier Bancshares, Inc., PMB Acquisition Corp. and Farmers & Merchants Bank ("Farmers & Merchants")


Ladies and Gentlemen:

     We have acted as counsel to Premier Bancshares, Inc.("Premier") in connection with the registration of 2,900,160 shares of its Common Stock (the "Premier Common Stock"), issuable pursuant to the Agreement, as set forth in the registration statement that is being filed on the date hereof by Premier with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(8) of Regulation S-K. All capitalized terms not otherwise defined herein shall have the meanings attributed to them in the Agreement

     In giving this opinion, we have reviewed and, with your permission, relied upon representations and warranties contained in, or the facts described in, the Agreement, the registration statement and certificates dated September 29, 1999, in which officers of Premier and officers of Farmers & Merchants make certain representations on behalf of Premier and Farmers & Merchants regarding the Merger (the "Tax Certificates"). We also have reviewed such other documents as we have considered necessary and appropriate for the purposes of this opinion.

     In giving this opinion, with your permission, we have assumed that the statements in the Tax Certificates are correct as of the date of this opinion and as of the date of the Effective Time, and any representation or statement made "to the best of knowledge" or similarly qualified as correct without such qualification. As to all matters in which a person or entity is represented as such person or entity, either is not a party to, or does not have, or is not aware of, any plan or
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                                                        Premier Bancshares, Inc.
                                                              September 29, 1999
                                                                          Page 2

intention, understanding or agreement, we have assumed that there is in fact no such plan or intention, understanding or agreement. We also assumed that (a) the Merger will be consummated in accordance with the Agreement, and (b) Farmers & Merchants's only outstanding stock (as the term is used in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")) is the Farmers & Merchants Common Stock.

     In the Merger, Farmers & Merchants will become a subsidiary of Premier through the Merger of PMB Acquisition Corp. ("PMB Acquisition") into Farmers & Merchants pursuant to Georgia law. In the Merger, each outstanding share of Farmers & Merchants Common Stock is to be converted into a predetermined number of shares of Premier Common Stock, plus cash in lieu of fractional shares. Farmers & Merchants shareholders are entitled to dissenters' rights with respect to the Merger. Each outstanding share of PMB Acquisition stock will be converted into one share of Farmers & Merchants Common Stock in the Merger.

     On the basis of the foregoing and subject to the limitations herein, we are of the opinion that (under existing law) for federal income tax purposes:

     a.   The Merger will constitute a "reorganization" within the meaning of
          Section 368(a) of the Code.

     b. No gain or loss will be recognized by Premier or Farmers & Merchants by reason of the Merger.

     c. No gain or loss will be recognized by the shareholders of Farmers & Merchants upon the exchange of Farmers & Merchants Common Stock solely for shares of Premier Common Stock in the Merger.

     d. A shareholder of Farmers & Merchants who receives cash in lieu of a fractional share of Premier Common Stock will recognize gain or loss as if the fractional share has been received and then redeemed for cash equal to the amount paid by Premier in respect of such fractional share.

     e. The aggregate tax basis of the shares of Premier Common Stock (including any fractional share interest deemed received) to be received by shareholders of Farmers & Merchants will be the same as the aggregate tax basis of the shares of Frederica Common Stock surrendered in exchange therefor.

     f. The holding period of the shares of Premier Common Stock received in the Merger (including any fractional share interest deemed received) will include the period during which the shares of Farmers & Merchants Common Stock surrendered in
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                                                        Premier Bancshares, Inc.
                                                              September 29, 1999
                                                                          Page 3


          exchange therefor were held, provided such shares of Farmers & Merchants Common Stock were held as capital assets at the Effective Time.

     We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied.
The opinions stated with respect to shares of Farmers & Merchants Common Stock do not apply to any stock rights, warrants or options to acquire Farmers & Merchants Common Stock. The opinions stated as to Farmers & Merchants shareholders are general in nature and do not necessarily apply to any particular Farmers & Merchants shareholder, and, for example, may not apply to shareholders who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; or to persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), or are subject to the "golden parachute" provisions of the Code (to the extent that tax affects the tax consequences); or to shareholders who acquired Farmers & Merchants Common Stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment, who do not hold their shares as capital assets, or who hold their shares as part of a "straddle" or "conversion transaction."

     The references to Code Sections and other authority above are not intended to be complete citations of all relevant authority. Changes to the Code, regulations, the rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinion expressed herein.

     The foregoing opinion is furnished to you solely in connection with the above-described transaction and may not be relied on by any other person or entity other than the addressees of this letter or used for any other purpose. Unless the prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any report, proxy statement, or registration statement, except as otherwise required by law.

     This opinion represents our best legal judgment, but it has no binding effect or official status of any kind. Changes to the Code or in regulations or rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions expressed herein. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.

     We furnish this opinion to you solely to support the discussion set forth under the headings "SUMMARY--The Merger--Certain Federal Income Tax Consequences," "THE MERGER--The Reorganization Agreement--Conditions to the Merger," "THE MERGER--Certain Federal Income Tax Consequences of the Merger" and "LEGAL MATTERS" in the Registration Statement, and we
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                                                        Premier Bancshares, Inc.
                                                              September 29, 1999
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do not consent to its use for any other purpose. We hereby consent to be named in the Registration Statement under the foregoing heading and to the filing of a copy of this opinion as Exhibit 8 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                          Sincerely,

                          WOMBLE CARLYLE SANDRIDGE & RICE, PLLC


                           /s/ Womble Carlyle Sandridge & Rice, PLLC
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